Exhibit (a)(5)(ii)
For Immediate Release
December 12, 2011
Contact: Patrick M. Walsh
Ryan A. Hornaday
317.266.0100
EMMIS ANNOUNCES INCREASE IN MINIMUM TENDER PRICE
IN ITS MODIFIED “DUTCH AUCTION” TENDER OFFER TO PURCHASE UP TO
$6 MILLION OF ITS 6.25% SERIES A PREFERRED STOCK
     Indianapolis, IN (NASDAQ: EMMS, EMMSP) — December 12, 2011 — Emmis Communications Corporation hereby announces that it has increased the minimum tender price in its modified “Dutch auction” tender offer (the “Offer”) to purchase up to $6,000,000 in value of shares of its 6.25% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”). Emmis is offering to purchase its Preferred Shares at a price per share not less than $14.00 and not greater than $15.56. Tendering shareholders may continue to use the Letter of Transmittal which was previously circulated. While that Letter of Transmittal indicates that Emmis is offering to pay $12.50 to $15.56 per share, shareholders using that Letter of Transmittal will nevertheless be subject to the increased minimum of $14.00 per share. Any shares previously tendered at a price below $14.00 per share shall be deemed to have been tendered at $14.00 per share.
     Emmis commenced the Offer on November 30, 2011, and the Offer will expire at 5:00 p.m., New York City Time, on December 30, 2011, unless the Offer is extended.
     Neither Emmis nor its Board of Directors is making any recommendation, or has authorized any person to make any recommendation, to any shareholder as to whether such shareholder should tender or refrain from tendering its Preferred Shares or as to the purchase price or purchase prices at which such shareholder may choose to tender its Preferred Shares. Each shareholder must make its own decision as to whether to tender its Preferred Shares and, if so, how many Preferred Shares to tender and the purchase price or purchase prices at which it will tender them. Shareholders should consult their own financial and tax advisors, and read carefully and evaluate the information in the Amended Offer to Purchase and in the related Letter of Transmittal.
     The information agent and depositary for the tender offer is BNY Mellon Shareowner Services. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Taft Stettinius & Hollister LLP are acting as Emmis’ legal counsel in the tender offer. When the tender offer commenced, the offer to purchase and related documents were mailed to holders of record of Preferred Shares and also were made available for distribution to beneficial owners of Preferred Shares. For questions and information, please call the information agent toll free at (866) 301-0524.
Tender Offer Statement
     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL PREFERRED SHARES. THE TENDER OFFER WILL BE MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT EMMIS WILL BE DISTRIBUTING TO ITS HOLDERS OF PREFERRED SHARES. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
     SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER RELATED DOCUMENTS THAT EMMIS WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (WHEN AVAILABLE) AT THE COMMISSION’S WEB SITE AT WWW.SEC.GOV OR FROM EMMIS’ WEBSITE AT WWW.EMMIS.COM. SHAREHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THESE MATERIALS, WHEN AVAILABLE, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.
Forward-Looking Statements
Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “feel,” “forecast,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “seek,” “should,”, “would,” “expect,” “will,” “look” or similar expressions and various or negatives of such words are intended to be and are “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Similarly, statements herein that describe Emmis’ business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements and Emmis cannot assure you that its expectations will be achieved or that any deviations will not be material.
Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission.

All forward-looking statements are based on information available to Emmis on the date of this press release, and Emmis does not undertake, and specifically disclaims, any obligation or responsibility to update, amend or revise any forward-looking statements or information above except as otherwise required by law. More information about potential factors that could affect Emmis’ business and financial results is included in the offer to purchase and Emmis’ filings with the Securities and Exchange Commission, including, without limitation, Emmis’ Form 10-K for the fiscal year ended February 28, 2011 and subsequent periodic and current reports.
About Emmis Communications (NASDAQ: EMMS)
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. Emmis owns 18 FM and two AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.
Transmittal and other related materials will be furnished promptly by the Information Agent at Emmis’ expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee or trust company for assistance concerning the tender offer.
The Information Agent for the tender offer is:
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Call Toll Free: (866) 301-0524
Call Collect: (201) 680-6579
December 12, 2011